                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement.          [ ]  Confidential, for use of the
                                                Commission only (as
                                                permitted by Rule
                                                14a-6(e)(2)).
[ ]  Definitive proxy statement.

[ ]  Definitive additional materials.

[X]  Soliciting material under Rule 14a-12.

                              AT HOME CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
NA
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(2) Aggregate number of securities to which transaction applies:
NA
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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(5)  Total fee paid:
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[ ]  Fee paid previously with preliminary materials.
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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number,
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

   Statement of Tom Jermoluk, Chairman of Excite@Home, on Cable Distribution
                Agreement Extensions and Wholesale Opportunities

Today we announced the extension of our distribution agreements with our principal cable partners, AT&T, Comcast Corporation, and Cox Communications, as well as a reorganization of the governance of the Company. We are delighted that our cable partners are committed to a long-term relationship that will provide consumers with a great broadband experience at an affordable price.

Our leadership position in broadband enables us and our cable partners to better pursue a wholesale business for third-party Internet Service Providers in addition to our existing business model that will make the cable platform even more competitive with other emerging platforms and attract more consumers. Specifically, the agreements we announced today will help us facilitate the kind of relationship contemplated in the December 6, 1999 letter between AT&T and Mindspring or such other arrangements as our other cable partners may wish to enter into.

We believe that as we move into the next phase of leading the broadband revolution, we have the necessary assets to be the leaders in delivering broadband to consumers with our cable partners and wholesale services to third-party Internet Service Providers. These assets include:

    .  The only network optimized for delivering broadband to consumers
    . The most experienced and deepest engineering team for managing the many complexities of broadband delivery;
    . The only portal, excite.com, whose content is optimized for broadband; . New ways of assuring the fastest installation of broadband of any broadband service provider; and
    . An existing infrastructure that has more broadband customers and experience and the largest broadband footprint of any other broadband infrastructure.

We look forward to making these assets available with our cable partners, on fair commercial terms, to third party Internet Service Providers. While we face technical challenges in this effort, we are confident that we will be able to meet them.

                                     # # #

Contact:  Matt Wolfrom
          Excite@Home
          650.556.5195
          mwolfrom@excitehome.net


Eileen Connolly    Melissa Walia   Marlene Dooner     Amy Cohn
AT&T               Excite@Home     Comcast Corp.      Cox Communications
                   -------------
908-221-6731       650-556-2213    215-981-7392       404-843-5769


     Excite@Home's Principal Cable Partners Extend Distribution Agreements,
                        AT&T Assumes More Prominent Role

FOR RELEASE WEDNESDAY, MARCH 29, 2000
-------------------------------------

     NEW YORK AND REDWOOD CITY, CALIF. -- Excite@Home (Nasdaq: ATHM) and its principal cable partners - AT&T, Comcast Corporation and Cox Communications - announced today that they have agreed to new extended distribution arrangements and a reorganization of the governance of the company. This will enhance Excite@Home's decision-making and ability to capitalize on growth opportunities.

     Based on these new agreements, AT&T and Excite@Home have extended their relationship through 2008, and Comcast and Cox have extended their relationship with Excite@Home through 2006. The new distribution agreements reflect a common belief among Excite@Home and its cable partners that growing subscribers on high-speed cable Internet services is a key objective over the coming years.

     Excite@Home will be the provider of platform/connectivity services used by its principal cable partners in delivering their high-speed Internet services. Excite@Home's portal also will be featured on AT&T's high-speed Internet service start page for the length of the new agreement. In addition, Excite@Home will work with AT&T to deliver services to consumers via advanced TV, narrowband initiatives and, subject to negotiation with AT&T Wireless Group, wireless services. Overall, these new arrangements expand Excite@Home's current business model and represent a significant opportunity for the company as it provides connectivity and content distribution services in partnership with cable companies.

     Specifically, AT&T agreed to extend its distribution relationship with Excite@Home through 2008 and to feature the Excite@Home portal on its cable
                                            -----------
Internet service through the same period.  Excite@Home will also work with AT&T
                                           -----------
to provide connectivity services to third party Internet Service Providers who want to use AT&T's platform to deliver broadband services to consumers. AT&T reiterated its intention to offer a choice of multiple service providers and portals on its high-speed Internet systems following the June, 2002 expiration of its current exclusive arrangements with Excite@Home. In addition Excite@Home
                                                                     -----------
will work with AT&T to deliver services to consumers via advanced TV, wireless and narrowband initiatives.

     The exclusivity provisions of the Comcast and Cox distribution agreements with Excite@Home remain in effect until June 2002. Comcast and Cox have also agreed to use Excite@Home to provide platform/connectivity services, and to be their featured portal, in delivering their high-speed Internet services through June, 2006. Subject to the forfeiture of certain warrants, and based on their other business considerations, Comcast and Cox will each have the right to end the exclusivity provisions and may also terminate the entire distribution arrangement beginning in June 2001.

     Under today's agreements, Comcast and Cox will give up certain veto rights they have at the Excite@Home board level and their representatives will resign from the board. AT&T will have the right to elect a majority of the board members and Excite@Home will amend its charter to allow board action by simple
            -----------
majority.

     The agreements announced today have been approved by a committee of the Excite@Home's independent directors, as well as by unanimous vote of the full Board.

     "Now, we can work even more effectively with Excite@Home to realize our common vision of putting the Internet to work for individuals, families and businesses," said C. Michael Armstrong, chairman and chief executive officer of AT&T. "We can extend Excite@Home across access platforms, add new capabilities of our own, and engage the creativity of third parties, such as content providers and other web portals, to enrich the service. Working with Excite@Home, we can bring broadband communications, information and transaction services to millions of the world's homes, offices, and shops."

     Brian L. Roberts, president of Comcast Corporation said, "From the outset, we have viewed Excite@Home as an invaluable strategic partner. Together, we have made significant progress in reducing installation time and in expanding the online marketing, OEM, and retail channels that have accelerated our deployment of high-speed cable Internet services. The extension of our agreements gives us clarity and the ability to continue our aggressive deployment of Comcast@Home."

     "From the beginning, we have combined broadband content and high-speed access to offer our customers a superior online experience," said David Woodrow, executive vice president of business development, Cox Communications. "However, this is just the tip of the iceberg in terms of how broadband information, communications, and entertainment services, combined with digital television technologies will dramatically change the way consumers use and view the Internet. We are pleased to extend our relationship with Excite@Home."

     "When we began deploying high-speed Internet services in 1996, many doubted that we would be able to use the cable networks to deliver broadband at a price consumers could afford. But by working closely with our cable partners, we were able to bring efficiencies to our network that lowered prices for consumers and thereby sparked a broadband explosion," said Tom Jermoluk, chairman of Excite@Home. "Now we are ready to move into the next phase of leading the broadband revolution. We have established terms of carriage for the post-exclusive period and this clarity will help drive new forms of business, such as advanced TV and connectivity, that Excite@Home can exploit in conjunction with its existing business model."

     The Excite@Home Board of Directors also announced its intention to withdraw plans for establishing a tracking stock for the media assets of its business. "Through the new long-term extensions of our cable agreements, we have achieved platform and content alignment with our partners," said George Bell, president and CEO, Excite@Home. "Given this clarity, we believe we are better served with a single unified company."

     In addition, AT&T has agreed to give Comcast and Cox the right to sell their shares in Excite@Home to AT&T for a minimum price of $48 a share any time between January 1, 2001, and June 4, 2002. Comcast and Cox each own approximately 30 million Class A shares, or about 8 percent, of Excite@Home. AT&T's purchase obligation is limited to an aggregate value of approximately $3 billion. If Excite@Home's average share price exceeds $48 for 15 days before and 15 days after Comcast or Cox exercises their right to sell, they will receive the higher price per share and the number of shares AT&T purchases will be reduced commensurately. Comcast and Cox have the right to take payment in cash or in shares of AT&T stock.

     Under the agreements announced today, Comcast and Cox will each receive new warrants to purchase two Series A shares for each home its system passes. These warrants will vest in installments every six months beginning in June, 2001, and be fully vested in June, 2006, if Comcast and Cox have elected to continue their extended non-exclusive distribution agreements through that period. Excite@Home will also convert about 50 million of AT&T's Series A shares into Series B shares, each of which has 10 votes. In connection with the new distribution agreements through 2008, AT&T will also have the right to purchase up to approximately 25 million Series A shares and 25 million Series B shares. As a result, AT&T will have, on a fully diluted basis, 25 percent of the economic interest in Excite@Home and 74 percent of the voting interest, as compared to the 25 percent economic interest and 56 percent voting interest it has today.

     Following the closing of the transactions announced today, AT&T will consolidate Excite@Home's financial results with its own. This is expected to increase AT&T's revenue in 2000 by approximately $400 million and will have no significant impact on cash earnings. However, due to the amortization of goodwill and other non-cash charges, it is expected to reduce 2000 operational earnings per share by approximately 20 cents. Reported earnings per share for 2000 are expected to be reduced by approximately 5 cents as a result of the agreements.

     The changes to be made to Excite@Home's charter and the issuance of additional Excite@Home stock require shareowner and other approvals. The companies expect these transactions to be completed by the third quarter of 2000.

     With more than one million cable modem subscribers, Excite@Home is setting the pace for broadband and winning the hearts of consumers worldwide who are enjoying the benefits of a high-speed, "always-on," and open connection to the Internet afforded by the @Home service. Through the combination of content and distribution, Excite@Home is changing the way consumers use and view the Internet. Recognizing their positive impact on consumers, Excite@Home and its cable partners look forward to accelerating and expanding the delivery of high-speed services.

     Excite@Home, the leader in broadband, offers media services through Excite Network (www.excite.com, www.bluemountain.com and other properties), and broadband subscription services through @Home (www.home.com) and @Work (www.work.home.net). The company has a worldwide footprint of 72 million cable homes under long-term contract. Excite@Home's MatchLogic subsidiary (www.matchlogic.com) offers marketers industry-leading digital advertising solutions including rich media production, targeted ad and email services, and datamart management and analysis.

     2000 At Home Corporation. Excite@Home, @Home, @Work, Excite, the stylized logo and MatchLogic are trademarks of At Home Corporation and may be registered in certain jurisdictions. All other brand names are trademarks of their respective owners.

     AT&T Corp (www.att.com) is among the world's premier voice, video and data
                -----------
communications companies, serving more than 80 million customers, including consumers, businesses and government. With annual revenues of more than $62 billion and 148,000 employees, AT&T provides services to customers worldwide. Backed by the research and development capabilities of AT&T Labs the company runs the world's largest, most sophisticated communications network and has one of the largest digital wireless networks in North America. The company is a leading supplier of data and Internet services for businesses and offers outsourcing, consulting and networking-integration to large businesses. It is also one of the nation's largest Internet service providers for consumers. Through its recent cable acquisitions, AT&T will bring its bundle of broadband video, voice and data services to customers throughout the United States. Internationally, the AT&T/BT Global Venture - recently named Concert - will serve the communications needs of multinational companies and international carriers worldwide.

     Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and in the provision of programming content through majority ownership of QVC, Comcast-Spectacor, Comcast SportsNet, and The Golf Channel, a controlling interest in E! Entertainment Television and through other programming investments. Comcast Cable is the third largest cable company in the nation and, incorporating pending cable transactions, will serve more than 8.2 million subscribers. Comcast's Class A Special and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.

     Cox Communications serves approximately 6 million customers nationwide, making it the nation's fifth largest cable television company. A full-service provider of telecommunications products, Cox offers an array of services, including Cox Cable; local and long distance telephone services under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox@Home,
                                                                     --------
Road Runner and Cox Express; advanced digital video programming services under the Cox Digital Cable brand; and commercial voice and data services via Cox Business Services. Cox is an investor in telecommunications companies including Sprint PCS and Excite@Home, as well as programming networks including Discovery Channel, The Learning Channel, Outdoor Life and Speedvision. More information about Cox Communications can be accessed on the Internet at www.cox.com.
                                                            -----------

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the control of AT&T, Excite@Home, Comcast Corporation
                                               -----------
and Cox Communications, that could cause actual results to differ materially from such statements. The transactions described in this release are subject to shareowner and other approvals and there can be no assurance the transactions will be consummated or that the anticipated results of the transactions will be realized. For a more detailed description of the factors that could affect the companies' future results, please see the companies' filings with the Securities and Exchange Commission. The companies disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of the companies.

Editor's Note: AT&T, Excite@Home, Comcast Corporation and Cox Communications
                     -----------
will host a conference call for the news media at 11 a.m. EST today. AT&T Chairman and CEO C. Michael Armstrong and Excite@Home President and CEO George
                                          -----------
Bell will make remarks, and will be joined in taking questions by Excite@Home
                                                                  -----------
Chairman Tom Jermoluk, Comcast Executive Vice President and Treasurer John Alchin, and Cox Communications Executive Vice President of Business Development David Woodrow. Reporters can call 877-209-9920 in the U.S. or 612-332-0820 elsewhere. A replay of the news conference will be available beginning at 1 p.m. EST today until midnight on March 31 at 800-475-6701, access code 511069 in the U.S. and 320-365-3844, access code 511069 elsewhere.

                                      -##-

              Cautionary Note Regarding Forward-Looking Statements

This statement contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of management of At Home and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the transactions described in the attached press release and statement are subject to stockholder and other approvals and there can be no assurance that the transactions will be consummated or that the anticipated results of the transactions will be realized.

For a detailed discussion of the factors that could affect the Company's future results, please refer to the proxy statement to be filed by the Company as described below, as well the Company's filings with the Securities and Exchange Commission, especially in the Management's Discussion and Analysis section of At Home's Form 10-K for 1999, and the "Risk Factors" section of At Home's S-3 Registration Statement filed with the Securities and Exchange Commission on March 10, 2000.

                   Where You Can Find Additional Information

Investors and security holders of At Home should read the proxy statement regarding the transactions referenced in the foregoing information, when it becomes available, because it will contain important information in connection with the transactions described in the attached press release and statement. At Home expects to solicit the approval of its stockholders of an amendment of At Home's Certificate of Incorporation at At Home's annual meeting of stockholders to be held on or about May 20, 2000. At Home will mail a proxy statement to its stockholders in advance of that meeting. The proxy statement will be filed with the Commission. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Commission's web site at http://www.sec.gov. The proxy statement and such other
                                -----------
documents may also be obtained from At Home by directing such requests to the address listed above.

At Home and its officers and directors may be deemed to be participants in the solicitation of proxies from At Home's stockholders with respect to the amendment of At Home's Certificate of Incorporation. Information regarding such officers and directors is included in At Home's Proxy Statement for its 1999 Annual Meeting of Stockholders filed with the Commission on February 19, 1999. This document is available free of charge at the Commission's website at

http://www.sec.gov and from the At Home contact listed above.
       -----------